Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 of First Mid Bancshares, Inc. (the "Company") of our reports dated February 28, 2025, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2024. We also consent to the reference to our firm under the caption "Experts" in this Registration Statement.

/s/ Forvis Mazars, LLP

St. Louis, Missouri

January 14, 2026